                                                                      EXHIBIT 12



                             WMX TECHNOLOGIES, INC.

                       Ratio of Earnings to Fixed Charges
                                  (Unaudited)

                      (millions of dollars, except ratio)


                                                       Six Months
                                                      Ended June 30
                                                  ---------------------
                                                    1993         1994
                                                  ---------   ---------

Income Before Income Taxes and Minority
  Interest......................................     $746.8      $716.5

Interest Expense................................      186.6       216.1

Capitalized Interest............................      (51.6)      (53.6)

One-Third of Rents Payable in the Next Year.....       21.3        23.6
                                                     ------      ------

Income Before Income Taxes, Minority Interest,
  Interest and One-Third of Rents...............     $903.1      $902.6
                                                     ======      ======

Interest Expense................................     $186.6      $216.1

One-Third of Rents Payable in the Next Year.....       21.3        23.6
                                                     ------      ------

Interest Expense plus One-Third of Rents........     $207.9      $239.7
                                                     ======      ======

Ratio of Earnings to Fixed Charges..............  4.34 to 1   3.77 to 1

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